Exhibit 99.1

Contact:	Michael E. Keane, (425) 265-2402 or David S. Brooks, (425) 265-2472

UNOVA Announces Second Quarter 2003 Results

•      ADS (Intermec) reports the fourth successive quarter of double-digit percent product and service revenue increases on a comparable-quarter basis and a related record quarterly operating profit margin

•      IAS wins major flexible systems order from Hyundai Motor Manufacturing Alabama

•      Net debt is reduced to another record low

EVERETT, Wash. - Monday, July 28, 2003:  UNOVA, Inc. (NYSE: UNA; www.unova.com) today announced results for the second quarter of 2003.

“Our strong revenue and profit margin growth reflects the considerable operating leverage in our business model and Intermec’s excellent market presence,” said Larry D. Brady, CEO.  “Our pursuit of an Asian alliance strategy at IAS has yielded its first tangible result with a large order for a flexible automotive production system.”

For the second quarter of 2003, UNOVA reported a net loss of ($0.8) million, or ($0.01) per share, on revenues of $292.1 million. This compares to net earnings of $22.3 million, or $0.38 per diluted share, on revenues of $355.2 million for the second quarter of 2002.

During the second quarters of 2003 and 2002, the Company settled intellectual property (IP) disputes regarding its smart battery patents. In the second quarter 2003, IP settlements resulted in $7.2 million of revenues and $5.3 million in operating profit, a $28.2 million decrease in IP-related operating profit from the comparable prior-year period. Second quarter 2003 segment operating profit from product and service revenues increased $2.8 million from the prior-year comparable quarter.

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Special charges of $0.9 million, related to the ongoing consolidation of two IAS divisions and the relocation of the Company’s headquarters, affected pre-tax operating results for the second quarter of 2003.

UNOVA’s net debt (defined as total debt less cash and cash equivalents) was reduced $15.4 million during the second quarter 2003 to $5.5 million primarily due to continued positive cash generation from operations and the IP settlements.

For the first six months of 2003, UNOVA reported a net loss of ($15.7) million, or ($0.27) per share, on revenues of $565.8 million. This compares to net earnings of $4.1 million, or $0.07 per diluted share, on revenues of $647.6 million in the same period during 2002.

Automated Data Systems (ADS)

In the second quarter of 2003, revenues at the Company’s ADS segment, comprising Intermec Technologies, were $179.0 million. ADS revenues for the comparable second quarter of 2002 were $198.0 million. The ADS segment recorded a $21.5 million operating profit for the second quarter 2003 compared to an operating profit of $37.9 million for the second quarter of 2002.

For the first six months of 2003, ADS revenues were $341.9 million and operating profit was $30.5 million compared to $338.3 million and $37.2 million, respectively, for the comparable period in 2002.

ADS’s second quarter 2003 product and service revenues of $171.8 million represent 12 percent growth from the second quarter 2002. Core ‘Systems & Solutions’ and Printer/Media product revenues both grew more than 11 percent on a comparable quarter basis while Service revenues grew 16 percent.

Revenue performance in international markets was particularly strong. Compared to the second quarter of 2002, sales in the EMEA region grew 40 percent and sales in Asia/Pacific, Latin America grew 50 percent, and North American revenues declined four percent.  Favorable foreign currency exchange rates contributed approximately $9.0 million of the revenue increase from the comparable quarter of 2002.

Operating margin on ADS product and service revenues was 9.4 percent in the second quarter 2003, more than three times greater than the comparable prior-year quarter.

The improvement resulted from a 1.8 point increase in product and service gross margins combined with a 4.7 point reduction in selling, general and administrative expense versus the second quarter of 2002.

During the quarter and less than two years since its introduction, Intermec’s popular 700 Series handheld computer surpassed 100,000 cumulative units sold, representing the fastest sales growth of a handheld computer in the Company's history. The 700 Series is the only rugged handheld computer certified to operate on seven wireless data networks in North America including Sprint, ATT Wireless, Verizon, T-Mobile, Bell Mobility, Telus and Rogers AT&T.

Industrial Automation Systems

The Industrial Automation Systems (IAS) segment reported an operating loss of $(9.9) million on revenues of $113.1 million for the second quarter of 2003, compared to an operating loss of ($0.9) million on revenues of $157.2 million for the second quarter of 2002.

For the first six months of 2003, IAS revenues of $223.8 million resulted in a loss of ($20.3) million, compared to $309.3 million of revenue and a ($1.0) million operating loss in the first half of 2002.

In June, IAS’s Asian alliance strategy directly resulted in an order to supply a complete engine machining and assembly system to Hyundai Motor Manufacturing Alabama, LLC.  The new lines will produce up to 200,000 new 3.3 liter V-6 engines per year for Hyundai’s next-generation designs of the popular Sonata sedan and the Santa Fe sport utility vehicle for North America.

Backlog for all IAS businesses is $285.7 million at June 30, 2003, $50.7 million greater than the end of 2002. While this is the second sequential improvement in backlog, the Company’s outlook for orders and revenues continues to be cautious, tempered by an on-going recession in manufacturing among traditional North American customers.

Corporate Events

In May, UNOVA’s board of directors named Lydia H. Kennard, executive director of Los Angeles World Airports Authority, as its eighth independent member. During the quarter, the Company named Robert T. Smith, formerly of Valspar Corporation, as president of its IAS segment. The Company also completed the move of its corporate headquarters to Everett, Wash.

UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries.

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www.unova.com	UNA-234

(Forward-looking Statement)

Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company’s ability to continue to reduce its costs and generate cash flow from its industrial businesses, the Company’s ability to realize its intentions with respect to the future performance of its ADS  operations, its ability to successfully manage and complete large-scale industrial systems contracts for new customers, its ability to successfully obtain critical components for its products, and its ability to complete large-scale mobile computing installations. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, the following which are beyond the Company’s control: the presence of competitors with greater financial resources, complexities of managing large-scale systems contracts, favorable relationships with its suppliers, renewed capital spending among automotive and aerospace companies, successful management of large-scale mobile computing roll outs, continued spending on information technology equipment by ADS customers, and other risks and uncertainties described more fully in the Company’s filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

UNOVA, INC.

SECOND QUARTER 2003 - EARNINGS CONFERENCE CALL

UNOVA, Inc. will hold a conference call on Tuesday, July 29 at 11:00 am Eastern time to review financial results from the second quarter 2003, hosted by UNOVA CEO Larry D. Brady and UNOVA CFO Michael E. Keane.  The dial-in number for the call is 484-630-4544. The call will also be broadcast on the Internet via a link from the investor’s Web page at UNOVA’s Web site, and at the following link: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=UNA&script=1020&item_id=ew,764644,1,107429,300270,337841,1

Approximately two hours after the call, and for approximately 15 days after the call, a playback can be heard 24-hours a day by dialing 402-998-1367.

UNOVA, INC.

(amounts in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Sales and Service Revenues	$292,099	$355,249	$565,766	$647,630

Costs and Expenses
Cost of sales and service	205,238	237,900	402,448	455,266
Selling, general and administrative	73,964	77,753	151,679	151,695
Depreciation and amortization	6,973	8,830	14,138	17,832
Special charges	947	—	1,945	4,688
Total Costs and Expenses	287,122	324,483	570,210	629,481
Operating Profit (Loss)	4,977	30,766	(4,444)	18,149
Interest, net	(3,177)	(6,167)	(7,039)	(11,708)
Earnings (Loss) before Income Taxes	1,800	24,599	(11,483)	6,441
Provision for Income Taxes	(2,600)	(2,349)	(4,200)	(2,349)
Net (Loss) Earnings	$(800)	$22,250	$(15,683)	$4,092

Basic (Loss) Earnings per Share	$(0.01)	$0.39	$(0.27)	$0.07
Diluted (Loss) Earnings per Share	$(0.01)	$0.38	$(0.27)	$0.07

Shares Used in Computing (Loss) Earnings per Share
Basic	58,474	57,582	58,444	57,565
Diluted	58,474	58,612	58,444	58,542

SELECTED SEGMENT INFORMATION (Preliminary)

Sales and Service Revenues

Automated Data Systems	$179,040	$198,006	$341,922	$338,331
Industrial Automation Systems	113,059	157,243	223,844	309,299
Total Sales and Service Revenues	$292,099	$355,249	$565,766	$647,630

Operating Profit (Loss)

Segment Operating Profit (Loss)
Automated Data Systems	$21,495	$37,948	$30,497	$37,214
Industrial Automation Systems	(9,904)	(941)	(20,303)	(1,013)
Total Segment Operating Profit	11,591	37,007	10,194	36,201
Corporate and Other	(5,667)	(6,241)	(12,693)	(13,364)
Special Charges	(947)	—	(1,945)	(4,688)
Operating Profit (Loss)	$4,977	$30,766	$(4,444)	$18,149

UNOVA, INC.

CONSOLIDATED BALANCE SHEETS (Preliminary)

(amounts in thousands)

	June 30, 2003	December 31, 2002
Assets

Current Assets
Cash and cash equivalents	$202,981	$178,269
Accounts receivable, net	296,443	341,171
Inventories, net of progress billings	140,286	138,468
Deferred tax assets	71,098	78,612
Other current assets	11,805	9,247

Total Current Assets	722,613	745,767

Property, Plant and Equipment, Net	118,109	126,936

Goodwill and Other Intangibles, Net	75,437	75,345

Deferred Tax Assets	112,947	103,559

Other Assets	63,363	73,174

Total Assets	$1,092,469	$1,124,781

Liabilities and Shareholders’ Investment

Current Liabilities
Accounts payable and accrued expenses	$286,847	$286,715
Payroll and related expenses	57,218	72,211

Total Current Liabilities	344,065	358,926

Long-term Obligations	208,500	224,700

Other Long-term Liabilities	125,877	123,257

Shareholders’ Investment
Common stock	593	586
Additional paid-in capital	677,826	674,715
Retained deficit	(253,982)	(238,299)
Accumulated other comprehensive loss	(10,410)	(19,104)

Total Shareholders’ Investment	414,027	417,898

Total Liabilities and Shareholders’ Investment	$1,092,469	$1,124,781

UNOVA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)

Six Months Ended June 30, 2003

(amounts in thousands)

Cash and Cash Equivalents at Beginning of Period	$178,269

Cash Flows from Operating Activities:
Net Loss	(15,683)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,138
Changes in working capital and other operating activities	42,493

Net Cash Provided by Operating Activities	40,948

Cash Flows from Investing Activities:
Capital expenditures	(7,814)
Other investing activities	5,350

Net Cash Used in Investing Activities	(2,464)

Cash Flows from Financing Activities:
Repayment of long-term obligations	(16,200)
Other financing activities	2,428

Net Cash Used in Financing Activities	(13,772)

Resulting Increase in Cash and Cash Equivalents	24,712

Cash and Cash Equivalents at End of Period	$202,981